Chembio Ships First DPP® Tests
Milestone Reached with Patented Technology

MEDFORD, N.Y.  (November 20, 2008) – Chembio Diagnostics, Inc. (OTC BB: CEMI) (“Chembio” or the “Company”) has completed the first shipment of products based upon its patented Dual Path Platform or DPP® product technology.  This shipment represents a significant milestone for the Company’s strategy to develop OEM and branded products utilizing its Dual Path Platform technology and  its development, regulatory and manufacturing capabilities.

This initial DPP® product is a rapid whole blood test for Canine Visceral Leishmaniasis which Chembio developed pursuant to one of the four technology transfer, supply and license agreements that Chembio executed this year with the Oswaldo Cruz Foundation (“FIOCRUZ”) of Brazil. The initial shipment of approximately $120,000 is part of an initial order for this product of approximately $500,000, the balance of which the Company anticipates shipping prior to year-end.

Leishmaniasis is caused by a parasite that is transmitted by an insect vector. Two million new cases of leishmaniasis are estimated to occur annually, with an estimated 12 million people presently infected worldwide. Brazil in particular has experienced a sharp increase in the number of cases. Current eradication programs in Brazil are focused on vector canine populations. Dogs kept in the domestic environment are the principal animal reservoirs in Brazil, and children under the age of 15 years are the most severely affected age group. Currently used laboratory-based diagnostic technologies are impractical for determining whether these dogs are infected and therefore inevitably delay quarantine or other remedial actions upon such determination, hindering eradication efforts. Chembio’s DPP® rapid test allows such determination and action to be taken at the point-of-use.  The Chembio test is also more accurate than the existing laboratory technologies and rapid tests that are available.

As previously reported, Chembio has three other agreements in place with FIOCRUZ that were signed this year, including the most recently signed agreement for Chembio’s DPP® HIV 1/2 test for use with oral fluid samples.

Chembio CEO Lawrence Siebert commented, “We are very pleased with the achievement of this milestone. Our patented technology enables immediate results, thereby lowering costs and improving outcomes.  We are excited about the opportunities we have for this technology and I am most appreciative of the efforts that our entire staff has made in achieving this initial DPP® product shipment.”

ABOUT CHEMBIO DIAGNOSTICS
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $5 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by a third party company. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio also has rapid tests for veterinary tuberculosis and chagas disease.  In 2007 Chembio received a U.S. patent for its Dual Path Platform (DPP®) technology which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Susan Norcott
Chembio Diagnostics, Inc.
631-924-1135 x125
snorcott@chembio.com
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